Exhibit 1.4

RECIPROCAL DEMAND LOAN AGREEMENT

This RECIPROCAL DEMAND LOAN AGREEMENT (this “Agreement”), dated as of September 14, 2022, is between Clear Spring Life and Annuity Company (“CSLAC”), a Delaware corporation located at 10555 Group 1001 Way, Zionsville, IN 46077, and Gainbridge Life Insurance Company (“GLIC”), a wholly owned subsidiary of CSLAC, located at 10555 Group 1001 Way, Zionsville, IN 46077 (each, a “Company”, and collectively, the “Companies”).

WITNESSETH:

WHEREAS, each Company may have, from time to time, a need to borrow funds on a revolving basis; and

WHEREAS, each Company may have, from time to time, excess cash available to lend to the other on a revolving basis; and

WHEREAS, the Companies are affiliated entities and as such are willing to extend financing to, and borrow from each other as provided herein; and

WHEREAS, each Company desires to enter into this Agreement providing for, among other things, the making of such Loans by and to the other Company;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Defined Terms. For purposes of this Agreement:

“Agreement” is defined in the preamble hereto.

“Authorized Person” shall mean, with respect to each Company, the Chief Financial Officer (“CFO”); Vice President, Head of Treasury; Treasurer; Assistant Vice President, Treasury; or any other person duly designated by the Company.

“Borrower” shall mean a Company to which a Loan is outstanding or is to be made pursuant to a Request for Borrowing.

“Business Day” shall mean a day on which U.S. financial markets are open for the transaction of business required for this Agreement.

“Company” and “Companies” are defined in the preamble hereto.

“Corporate Treasury Office” or “CTO” shall mean the Treasury office of the Group 1001 Life & Annuity business unit.

“CSLAC” is defined in the preamble hereto.

“GLIC” is defined in the preamble hereto.

“Interest Period” shall mean the number of days or months that a particular interest rate applies to a particular Loan advanced hereunder.

“Lender” shall mean a Company that has made, or has been requested to make, one or more Loans.

“LIBOR” is defined in Section 2.3(b) of this Agreement.

“Loan” shall mean an amount advanced by a Lender to a Borrower under this Agreement.

“Notice of Borrowing” is defined in Section 2.2(b) of this Agreement.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of each Borrower to the Lender under this Agreement (including any interest or overdue interest on the Loans), whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“Request for Borrowing” is defined in Section 2.2(a) of this Agreement.

“Revolving Loan Cap” shall mean the maximum principal amount of permitted loans by a Lender to a Borrower. The maximum principal amount of Loans hereunder to GLIC at any time may not exceed Five Million Dollars ($5,000,000.00), and the maximum principal amount of Loans hereunder to CSLAC at any time may not exceed Five Million Dollars ($5,000,000.00).

Section 1.2. Terminology. Each definition of a document in this Article 1 shall include such document as amended, modified, or supplemented from time to time, and, except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where specifically restricted, reference to a party shall include that party and its successors and assigns. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders. Titles of articles and sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to articles, sections, subsections, paragraphs, clauses, subclauses or exhibits shall refer to the corresponding article, section, subsection, paragraph, clause, subclause of, or exhibit attached to, this Agreement, unless otherwise provided.

Section 1.3. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted in accordance with customary insurance accounting practices consistently applied.

ARTICLE 2

TERMS OF THE LOANS

Section 2.1. Revolving Credit.

(a) Subject to and upon the terms and conditions set forth in this Agreement, each Lender agrees to advance Loans to the respective Borrower from time to time in its sole discretion.

(b) Each Borrower’s obligation to pay to the respective Lender the principal of and interest on the Loans shall be evidenced by the records of the CTO in lieu of a promissory note or notes.

Section 2.2. Notice and Manner of Borrowing.

(a) Whenever a Borrower desires to request a Loan, it shall give the CTO an irrevocable written request (or verbal request promptly confirmed in writing) of such Loan (a “Request for Borrowing”). Such Request for Borrowing shall be given by an Authorized Person to the CTO prior to 10:00 a.m. (Eastern Standard Time). Any Request for Borrowing received after 10:00 a.m. shall be deemed received on the next Business Day.

(b) The CTO, upon its receipt of a Request for Borrowing, shall determine if the requested funds are available and the interest rates in accordance with Section 2.3(a) of this Agreement (and related Interest Periods, if any) for the Loan(s) described in such Request for Borrowing, and shall notify the Lender of such interest rates and the related Interest Periods, if any, and the principal amount of the Loans to be made (a “Notice of Borrowing”) by telephone (confirmed in writing) no later than 12:00 p.m. (New York, New York time) on the Business Day of the requested Loan. The CTO shall promptly convey to the Borrower the information contained in the Notice of Borrowing by telephone (confirmed in writing).

(c) On the date of each requested Loan, the Lender may, in its sole discretion, make available the amount of such Loan in immediately available funds to the Borrower by depositing such amount in the account of the Borrower by wire transfer via electronic funds transfer (EFT).

(d) The CTO shall maintain on its books a control account for each Borrower in which shall be recorded (i) the amount and payment terms of each Loan made to such Borrower, (ii) the interest rate applicable with respect to each Loan, (iii) the amount of any principal or interest due or to become due from such Borrower with respect to the Loans, (iv) the payment dates for any principal, interest or fees due or to become due from such Borrower with respect to each Loan, and (v) the amount of any sum received by the Lender in respect of any such principal, interest or fees due on such Loans. The entries made in the CTO’s control accounts shall be prima facie evidence, in the absence of manifest error, of the existence and amounts of Obligations therein recorded and any payments thereon. Accordingly, the Companies acknowledge and agree that the payment terms and due dates set out in the CTO’s control accounts with respect to each Loan made hereunder shall be deemed incorporated by reference and shall govern as the payment terms and due dates for each such Loan made hereunder.

(e) The CTO shall account to each Company on a quarterly basis with a statement of Loans, interest rates, charges and payments made pursuant to this Agreement with respect to the Loans and Revolving Loan Cap. An Authorized Person of the Companies shall review each quarterly accounting for accuracy within thirty days of receipt thereof from the CTO. Each such account rendered by the CTO shall be deemed final, binding and conclusive unless the CTO is notified by the Lender or the Borrower within thirty days after the date the account is so rendered that either the Lender or the Borrower disputes any item thereof.

(f) The CTO may assume, for purposes of carrying out its duties and obligations under this Agreement, including, without limitation, its obligation to maintain accounts and provide accountings of the Loans pursuant to Section 2.2(d) and (e) above, that (1) Loans are disbursed by each Lender to the respective Borrower in accordance with the terms of the Notice of Borrowing, (2) payments on the Loans are made to each Lender when due, and (3) no prepayments of any Loans prior to the date that they are due and payable under Section 2.4(a) have occurred, unless the CTO is otherwise notified by either Company within seven (7) Business Days of any such delayed disbursement, overdue payment, or receipt of a prepayment.

Section 2.3. Interest.

(a) Each Borrower shall pay interest to the respective Lender on the average daily unpaid principal amount of the Loan(s) outstanding hereunder after giving effect to any borrowings and payments of the Loan(s) occurring on each day, accruing from the date hereof to the date on which the entire principal sum hereof has been paid in full, computed on the basis of a 360-day year and actual days elapsed, at a rate per annum equal to the sum of (a) LIBOR, plus (b) a spread of 1.15% per annum. Any amount not paid when due shall bear interest at the foregoing rate (including spread) plus 2% per annum, to the fullest extent permitted by applicable law. In no event shall interest exceed the maximum rate permitted by law.

(b) “LIBOR” means (i) the applicable ICE Benchmark Administration’s LIBOR (“ICE LIBOR”), as published by Reuters (or, if not so published, other source chosen by Lender from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, then the ICE LIBOR published on the immediately preceding Business Day), for U.S. dollar deposits (for delivery on such day or such immediately preceding Business Day, as applicable) with a one-month term, or (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the reasonably equivalent rate determined by Lender. LIBOR shall be determined as of the second Business Day before the first day of each calendar month.

Section 2.4. Repayment of Principal and Interest.

(a) The entire outstanding principal balance of each Loan shall be due and payable by no later than 5:00 p.m. (Eastern Time) on the Business Day on which repayment of such Loan is demanded by the Lender, together with all remaining accrued and unpaid interest thereon, unless an extension of no more than three additional days is authorized by the Lender. Notwithstanding any terms in this Agreement to the contrary, the enumeration in this Agreement of specific obligations of Borrower to Lender and/or conditions to the availability of funds under this Agreement shall not be construed to qualify, define, or otherwise limit Lender’s right, power or ability, at any time and for any reason, under applicable law, to require full payment of the Loans and all accrued and unpaid interest and all other amounts payable under this Agreement ON DEMAND.

(b) Interest, at the applicable rate for each Loan, shall be payable ON DEMAND. In addition, Borrower shall pay all accrued interest on the last business day of each Interest Period.

(c) Any of the Loans may be prepaid in whole or in part at any time without premium or penalty. Any such prepayment made on any Loan shall be applied, first, to interest accrued thereon through the date thereof and then to the principal balance thereof.

(d) Each payment and prepayment of principal of any Loan and each payment of interest on any Loan shall be made to the Lender and applied to outstanding Loan balances in the order specified by the Borrower (in the case of voluntary payment) and in the order specified by the Lender (in the case of payment after demand by the Lender).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties. In order to induce the other Company to enter into this Agreement, each Company hereby represents and warrants as set forth below:

(a) Organization; Power; Qualification. Such Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the power and authority to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business require such qualification or authorization.

(b) Authorization; Enforceability. Such Company has the power and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Company and is a legal, valid and binding obligation of such Company, enforceable in accordance with its respective terms, (i) subject to limitations imposed by general principles of equity and (ii) subject to applicable bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and to moratorium laws from time to time in effect.

(c) No Conflict. The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law or regulation, (ii) conflict with, result in a breach of, or constitute a default under the articles or certificate of incorporation or by-laws of such Company or under any indenture, agreement or other instrument to which such Company is a party or by which it or any of its properties may be bound, or (iii) result in or require the creation or imposition of any lien upon or with respect to any property now owned or hereafter acquired by such Company.

(d) Compliance with Law. Such Company is in compliance with all applicable laws the failure to comply with which has or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such Company.

Section 3.2. Survival of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, as of the date hereof and as of the date of each Loan.

ARTICLE 4

AFFIRMATIVE COVENANTS

So long as this Agreement is in effect:

Section 4.1. Preservation of Existence. Each Company will (a) preserve and maintain its existence, rights, franchises, licenses and privileges in its jurisdiction of incorporation and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

Section 4.2. Compliance with Applicable Laws and Regulations. Each Company will comply with the requirements of all applicable laws and regulations the failure with which to comply could have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of such Company.

ARTICLE 5

MISCELLANEOUS

Section 5.1. Notices. Except as otherwise provided herein, all notices and other communications required or permitted under this Agreement shall be in writing and, if mailed, shall be deemed to have been received on the earlier of the date shown on the receipt or three Business Days after the postmarked date thereof and, if sent by email, shall be followed forthwith by letter and shall be deemed to have been received on the next Business Day following dispatch and acknowledgment of receipt by the recipient. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties at the address or email address listed below such party’s signature line hereto, or such other address or facsimile number as may be specified by any party in a writing addressed to the other parties hereto.

Section 5.2. Waivers. No failure to exercise and no delay in exercising, on the part of a Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between a Lender and a Borrower shall constitute a waiver of the rights and remedies of the Lender hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Each Borrower hereby waives diligence, demand, presentment, protest and notice of any kind.

Section 5.3. Assignment; Successors.

(a) This Agreement may not be assigned, transferred or negotiated by either party.

(b) This Agreement shall be binding upon, and inure to the benefit of, each Company and its permitted successors and assigns.

Section 5.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.5. Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.6. Entire Agreement; Amendments. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter of this transaction. No amendment or modification of the terms and provisions of this Agreement shall be effective unless such amendment or modification is in writing and signed by both Companies.

Section 5.7. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a non-Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder.

Section 5.8. Termination. This Agreement may be terminated by either Company by giving the other Company thirty (30) days’ notice of its intent to terminate. In the event of termination of this Agreement, all principal, interest, and other amounts in respect of the Loans shall be due and payable on the termination date or on such earlier date as shall be specified by the Lender in respect thereof.

Section 5.9. Governing Law. This agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws rules thereof.

[Signatures appear on following page]

IN WITNESS WHEREOF, each Company has executed this Reciprocal Demand Loan Agreement as of the date first set forth above pursuant to proper authority vested in them.

Clear Spring Life and Annuity Company

By:	/s/ Ellyn M. Nettleton
Name:	Ellyn M. Nettleton
Title:	Chief Accounting Officer and Treasurer

Address for notices:

10555 Group 1001 Way
Zionsville, IN 46077
Attention: CFO/Head of Treasury/Assistant Treasurer
Email:

Gainbridge Life Insurance Company

By:	/s/ Fang Linda Wang
Name:	Fang Linda Wang
Title:	Chief Financial Officer

Address for notices:

10555 Group 1001 Way
Zionsville, IN 46077
Attention: CFO/Head of Treasury/Assistant Treasurer
Email: